QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.32

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer and Circular. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

Neither this document nor the Original Offer and Circular constitutes an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, unitholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror's sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to unitholders in such jurisdiction.

Neither this document nor the Original Offer and Circular has been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

November 4, 2015

NOTICE OF VARIATION
by
SPROTT ASSET MANAGEMENT SILVER BID LP
of its
OFFER TO PURCHASE
all of the issued and outstanding units of
SILVER BULLION TRUST
for consideration per SBT Unit consisting of units of

based on the relative Net Asset Value per unit
of Sprott Physical Silver Trust and Silver Bullion Trust
(as further described herein) and U.S.$0.025 payable in PSLV Units

Sprott Asset Management Silver Bid LP (the "Offeror"), a limited partnership created under the laws of the Province of Ontario that is owned and controlled by Sprott Asset Management LP (the "Manager"), the manager of Sprott Physical Silver Trust, hereby gives notice that it is amending its offer dated as of May 27, 2015, as amended by the Notice of Extension and Variation dated as of June 22, 2015, the Notice of Extension and Variation dated as of July 7, 2015, the Notice of Extension and Variation dated as of August 4, 2015, the Notice of Change dated as of August 18, 2015, the Notice of Change dated as of August 28, 2015, the Notice of Variation dated as of September 4, 2015, the Notice of Extension dated as of September 18, 2015, the Notice of Extension and Variation dated as of October 9, 2015 and the Notice of Extension dated as of November 2, 2015 (collectively, the "Original Offer"), to purchase, on and subject to the terms and conditions of the Original Offer, all of the issued and outstanding units (the "SBT Units") of Silver Bullion Trust ("SBT"), other than any SBT Units held directly or indirectly by the Offeror, in order to allow the Offeror to replace the current SBT Trustees with nominees of the Offeror on or after 5:00 p.m. (Toronto time) on November 19, 2015. The Original Offer, as amended hereby, is referred to herein as the "Offer".

THE OFFER REMAINS OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON NOVEMBER 20, 2015 UNLESS FURTHER EXTENDED OR WITHDRAWN.

This Notice of Variation should be read in conjunction with the Original Offer and the take-over bid circular dated as of May 27, 2015, as amended by the Notice of Extension and Variation dated as of June 22, 2015, the Notice of Extension and Variation dated as of July 7, 2015, the Notice of Extension and Variation dated as of August 4, 2015, the Notice of Change dated as of August 18, 2015, the Notice of Change dated as of August 28, 2015, the Notice of Variation dated as of September 4, 2015, the Notice of Extension dated as of September 18, 2015, the Notice of Extension and Variation dated as of October 9, 2015 and the Notice of Extension dated as of November 2, 2015 (the "Original Circular", and, together with the Original Offer, collectively referred to as the "Original Offer and Circular"), and the letter of transmittal that accompanied the Original Offer and Circular (as amended, the "Letter of Transmittal"). The Original Offer and Circular, as amended by this Notice of Variation, collectively constitute the "Offer and Circular". Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular, as previously amended, continue to be applicable in all respects. All references to the "Offer" in the Original Offer and Circular and this Notice of Variation mean the Original Offer as amended hereby, and all references in such documents to the "Circular" or the "Offer and Circular" mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

SBT Unitholders who have validly deposited and not withdrawn their SBT Units need take no further action to accept the Offer. SBT Unitholders whose SBT Units are registered in their name and who wish to accept the Offer must properly complete and execute the Letter of Transmittal that accompanied the Original Offer and Circular (printed on YELLOW paper) or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their SBT Units and all other required documents, with Kingsdale Shareholder Services (in its capacity as depositary, the "Depositary") at its office in Toronto, Ontario, Canada specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, "Manner of Acceptance — Letter of Transmittal"). Alternatively, registered SBT Unitholders may accept the Offer by following the procedures for book-entry transfer of SBT Units set out in Section 3 of the Original Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer". SBT Unitholders who hold their SBT Units with an investment advisor, stockbroker, bank, trust company or other nominee ("Beneficial SBT Unitholders") will not receive a Letter of Transmittal, and should follow the instructions set out by such nominee to deposit their SBT Units.

Beneficial SBT Unitholders should contact their investment advisor, stockbroker, bank, trust company or other nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such SBT Units under the Offer. Nominees will likely establish deposit cut-off times that are up to 48 hours prior to the Expiry Time. SBT Unitholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to deposit.

SBT Unitholders will not be required to pay any fee or commission to the Offeror if they accept the Offer by depositing their SBT Units directly with the Depositary. An investment advisor, stockbroker, bank, trust company or other nominee through whom a SBT Unitholder holds SBT Units may charge a fee to deposit any such SBT Units on behalf of the SBT Unitholder. SBT Unitholders should consult such nominee to determine whether any charges will apply.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services (in its capacity as information agent, the "Information Agent"), who can be contacted at 1-888-518-6805 (toll free in North America) or at 1-416-867-2272 (outside of North America) or by e-mail at contactus@kingsdaleshareholder.com or at the address indicated on the last page of the Circular and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal, or any documents incorporated by reference or otherwise related to the Offer and Circular, may be obtained, without charge, upon request from the Depositary and Information Agent at its offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators' website at www.sedar.com and on EDGAR at www.sec.gov. These website addresses are provided for informational purposes only and no information contained on, or accessible from, these websites is incorporated by reference herein unless otherwise expressly indicated herein. SBT Unitholders may also contact the Information Agent should they wish to obtain an indicative NAV to NAV Exchange Ratio. If SBT Unitholders contact the Information Agent prior to 6:00 p.m. (Toronto time) (6:00 p.m. New York City time) on a particular business day, they can obtain an indicative NAV to NAV Exchange Ratio as if such was calculated as of the previous business day. If SBT Unitholders contact the Information Agent after 6:00 p.m. (Toronto time) (6:00 p.m. New York City time) on a particular business day, they can obtain the NAV to NAV Exchange Ratio as if such was calculated as of that day. SBT Unitholders can also contact the Information Agent to obtain the indicative Bonus Consideration amount.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Variation or the Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in the Offer and Circular are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

An investment in PSLV Units is subject to certain risks. In assessing the Offer, SBT Unitholders should carefully consider the risks described in Section 23 of the Original Circular, "Risk Factors".

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable law. Information in the Offer and Circular related to SBT has been compiled from public sources — see "INFORMATION CONCERNING SBT" in the Original Offer and Circular.

Financial statements included or incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of U.S. companies. In addition, the Offer is being made by a foreign private issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Accordingly, the Offer and Circular and certain information incorporated by reference into the Offer and Circular have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

SBT Unitholders in the United States should be aware that the disposition of SBT Units and acquisition of PSLV Units by them as described in the Offer and Circular may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such holders are urged to consult their tax advisors.

The enforcement by SBT Unitholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that each of the Offeror, the Manager, Sprott Asset Management GP Inc. ("SAM GP Inc."), Sprott Asset Management Silver Bid GP Inc. ("SAM Silver Bid GP"), Sprott Physical Silver Trust and SBT is organized under and governed by the laws of Canada or a province thereof, that the directors and officers of SAM GP Inc. and SAM Silver Bid GP and the trustees of each of Sprott Physical Silver Trust and SBT may be residents of jurisdictions other than the United States, that the experts named in the Original Circular may be residents of jurisdictions other than the United States and that all or a substantial portion of the assets of each of the Offeror, the Manager, SAM GP Inc., SAM Silver Bid GP, Sprott Physical Silver Trust, SBT and such other said persons may be located outside the United States.

THE PSLV UNITS OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario, Canada M5X 1E2

North American Toll Free Phone:
 1-888-518-6805

E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

NOTICE TO SBT UNITHOLDERS IN THE UNITED STATES

Sprott Physical Silver Trust has filed with the SEC a registration statement on Form F-10 (the "Registration Statement"), which includes the Offer and Circular and other documents and information. SBT UNITHOLDERS ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT SPROTT PHYSICAL SILVER TRUST, SBT AND THE OFFER AND MERGER TRANSACTION. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC's website, www.sec.gov.

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        The Offer and Circular contains "forward looking statements" and "forward looking information" (collectively, "forward looking information") within the meaning of applicable Canadian and United States securities legislation. All information contained in the Offer and Circular, other than statements of current and historical fact, is forward looking information. Often, but not always, forward looking information can be identified by the use of words such as "plans", "expects", "scheduled", "estimates", "target", "intends", "objective", "goal", "understands", "anticipates" and "believes" (and variations of these or similar words) and statements that certain actions, events or results "may", "could", "would", "should", "might" "occur" or "be achieved" or "will be taken" (and variations of these or similar expressions). All of the forward looking information in the Offer and Circular (including this Notice of Variation) is qualified by this cautionary note.

        Forward looking information in the Offer and Circular includes, but is not limited to, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for PSLV Units, the value of the PSLV Units received as consideration under the Offer, the outcome of SBT's application to the Ontario court and the Manager's cross-application, the ability of the Offeror to complete the transactions contemplated by the Offer, reasons to participate in the Offer, the purpose of the Offer, the completion of the Merger Transaction and any commitment to acquire SBT Units, and the Offeror's objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects.

        Forward looking information is not, and cannot be, a guarantee of future results or events. Forward looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward looking information.

        The material factors or assumptions that the Offeror identified and were applied by the Offeror in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to:

  •
  the accuracy of SBT's public disclosure;

  •
  the completion of the Offer and the Merger Transaction;

  •
  no significant and continuing adverse changes in general economic conditions or conditions in the financial markets;

  •
  no significant and continuing adverse changes in financial markets, including commodity prices and foreign exchange rates;

  •
  the timing and receipt of various governmental and stock exchange approvals; and

  •
  certain tax matters, including, but not limited to current tax laws and regulations.

        The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward looking information may include, but are not limited to, the following: the market value of the PSLV Units received as consideration under the Offer and the impact of the issuance of PSLV Units on the market price of the PSLV Units, the reduced trading liquidity of SBT Units not deposited under the Offer, any inaccuracy of SBT's public disclosure upon which the Offer is predicated, the failure to obtain the required approvals or clearances from government authorities and stock exchanges on a timely basis, as well as the risks discussed in Section 23 of the Original Circular, "Risk Factors". Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward looking information. Accordingly, you should not place undue reliance on forward looking information. The Offeror does not assume any obligation to update or revise any forward looking information after the date of this Notice of Variation or to explain any material difference between subsequent actual events and any forward looking information, except as required by applicable law.

INFORMATION CONCERNING SBT

        Except as otherwise expressly indicated herein, the information concerning SBT and SBT Units contained in the Offer and Circular has been taken from and is based solely upon SBT's public disclosure, including disclosure on file with the Canadian securities regulatory authorities. SBT has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of SBT and SBT Units contained in the Offer and Circular. Although the Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP and SAM GP Inc. have no knowledge that would indicate that any information or statements contained in the Offer and Circular concerning SBT taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, none of the Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP, SAM GP Inc. or any directors or officers of the Manager, SAM Silver Bid GP or SAM GP Inc. has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by SBT to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP or SAM GP Inc. The Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP and SAM GP Inc. have no means of verifying the accuracy or completeness of any of the information contained herein that is derived from SBT's public disclosure of documents or records or whether there has been any failure by SBT to disclose events that may have occurred or may affect the significance or accuracy of any information.

v

 NOTICE OF VARIATION

        This Notice of Variation supplements the Original Offer and Circular and the Letter of Transmittal pursuant to which the Offeror is offering to purchase all of the issued and outstanding SBT Units upon and subject to the terms and conditions set out in the Original Offer and Circular and the Letter of Transmittal, each as may be amended, varied and supplemented from time to time.

        Except as otherwise set forth in this Notice of Variation, the information, terms and conditions previously set forth in the Original Offer and Circular and the Letter of Transmittal continue to be applicable in all respects and this Notice of Variation should be read in conjunction with the Original Offer and Circular and the Letter of Transmittal, all of the provisions of which are incorporated herein by reference, subject to the amendments thereto contained in this Notice of Variation.

        All references to the "Offer" in the Original Offer and Circular, the Letter of Transmittal and this Notice of Variation mean the Original Offer as amended hereby and all references in such documents to the "Offer" and/or "Circular" mean the Original Offer and the Original Circular as amended hereby.

November 4, 2015

TO: THE HOLDERS OF UNITS OF SILVER BULLION TRUST

1.     Depositing Unitholders to Appoint Sprott Nominees as the SBT Trustees

        By notice to the Depositary, the Offeror has made certain amendments to the Letter of Transmittal to, provided SBT Units representing at least 50.1% of the then issued and outstanding SBT Units have been deposited to the Offer, allow it to replace the current SBT Trustees with nominees of the Offeror on and after 5:00 p.m. (Toronto time) on November 19, 2015. The Letter of Transmittal is amended by replacing Section 12 on page 6 thereof with the following:

    "12. unless the Deposited SBT Units are withdrawn from the Offer (in which case, for greater certainty, the power in this 12 shall terminate), (i) appoints the Offeror, each director and officer of SAM GP Inc. or any other person designated by the Offeror, with full power of substitution, as the undersigned's nominee and proxy in respect of any meeting or meetings (whether annual, special or otherwise, or any adjournments or postponements thereof) of SBT Unitholders in respect of matters related to the Offer, the Merger Transaction, the nomination, election or removal of SBT Trustees, any amendments or action related to the SBT Declaration of Trust, the Administration Agreement, the Storage Agreement or any other matter that would materially and adversely impact, or otherwise frustrate, the Offer, the Merger Transaction or matters related to (including approval of) the Offer or the Merger Transaction (or substantially similar transactions), for all Deposited SBT Units; and (ii) irrevocably approves, and irrevocably constitutes, appoints and authorizes the Offeror, each director and officer of SAM GP Inc. and any other person designated by the Offeror, as the true and lawful agent, attorney and attorney-in-fact of the holder of the SBT Units with respect to the Deposited SBT Units, with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of the undersigned to: (A) requisition and call (and receive and execute all forms, proxies, securityholder proposals and other documents and take other steps needed to requisition and call) any meeting or meetings (whether annual, special or otherwise, or any adjournments or postponements thereof) of SBT Unitholders; (B) exercise any rights of redemption under the SBT Declaration of Trust in respect of such Deposited SBT Units provided such redemption would occur at a redemption price equal to 100% of the NAV of the Deposited SBT Unit and such redemption is only consummated following the Offeror having taken up and paid for such Deposited SBT Units; and (C) effective from and after 5:00 p.m. (Toronto time) on November 19, 2015, execute and deliver resolutions in writing (including counterparts thereof), consents and directions, in form and substance satisfactory to the Offeror, removing the current SBT Trustees (other than the Administrator's Nominees) and replacing such individuals with the Sprott Nominees. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the undersigned with respect to the Deposited SBT Units will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto (other than with respect to the powers in 13 and 19 below);".

        In connection with the foregoing, the Offeror has amended and restated certain portions of the Offer and Circular:

  •
  The following is hereby added immediately following the fourth paragraph under the heading "What is the Offeror proposing? — Special Resolutions to Permit the Merger Transaction" on page 2 of the Original Offer and Circular, immediately following the third paragraph under the heading "The Offer and Merger Transaction — Special Resolutions to Permit the Merger Transaction" on page 12 of the Original Offer and Circular, immediately following the third paragraph under the heading "Manner of Acceptance — Appointment as Proxy Holder and Attorney from Time of Deposit" on page 17 of the Original Offer and Circular, and immediately prior to the heading "Securities Law Requirements for Business Combinations" in Section 15 of the Circular, "Merger Transaction" on page 58 of the Original Offer and Circular:

    "Written Consent to Appoint the Sprott Nominees as New SBT Trustees

    The Offeror believes that SBT Unitholders deserve the opportunity to consider, and ultimately, participate in, the Offer and Merger Transaction without the continuing interference of the current SBT Trustees, who, among other things, have taken actions that the Ontario Superior Court has determined to be defensive tactics implemented to frustrate the Offer.

    Accordingly, the Offeror has amended a power of attorney in its Letter of Transmittal to provide that the execution of a Letter of Transmittal (or, in the case of SBT Units deposited by book-entry transfer, the making of a book entry transfer) approves, and constitutes, appoints and authorizes the Offeror, each director and officer of SAM GP Inc. and any other person designated by the Offeror, as the true and lawful agent, attorney and attorney-in-fact of the holder of the SBT Units with respect to the Deposited SBT Units, with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such SBT Units to, effective from and after 5:00 p.m. (Toronto time) on November 19, 2015, execute and deliver resolutions in writing (including counterparts thereof), consents and directions, in form and substance satisfactory to the Offeror, removing the current SBT Trustees (other than the Administrator Nominees) and replacing such individuals with the Sprott Nominees. Provided SBT Units representing at least 50.1% of the then issued and outstanding SBT Units are deposited to the Offer, the Offeror intends to use such power as soon as practicable on or after 5:00 p.m. (Toronto time) on November 19, 2015 in order to execute and deliver a written resolution removing the current SBT Trustees (other than the Administrator Nominees), being Bruce D. Heagle, Ian M.T. McAvity, Michael A Parente and Jason Schwandt, and replacing such individuals with the Sprott Nominees, being Marc Faber, Sharon Ranson, John Wilson and Rosemary Zigrossi.

    In addition to the appointment of the Sprott Nominees as SBT Trustees, the Offeror intends to requisition a meeting of SBT Unitholders to consider the Merger. If the Merger is not approved by SBT Unitholders at any such meeting, the Sprott Nominees have informed the Offeror that they intend to resign shortly thereafter (subject to, and ensuring that SBT remains in compliance with, applicable Laws).

    For further details regarding the Sprott Nominees see Schedule D.".

  •
  Subparagraphs (a)(ii)(A) and (B) under the heading "Power of Attorney" in Section 3 of the Offer, "Manner of Acceptance" on page 25 of the Original Offer and Circular are hereby deleted and replaced with the following:

  "(A)
  requisition and call (and receive and execute all forms, proxies, securityholder proposals and other documents and take other steps needed to requisition and call) any meeting or meetings (whether annual, special or otherwise, or any adjournments or postponements thereof) of SBT Unitholders;

    (B)
    exercise any rights of redemption under the SBT Declaration of Trust in respect of such Deposited SBT Units provided such redemption would occur at a redemption price equal to 100% of the NAV of the Deposited SBT Unit and such redemption is only consummated following the Offeror having taken up and paid for such Deposited SBT Units; and

    (C)
    at any time following 5:00 p.m. (Toronto time) on November 19, 2015, execute and deliver resolutions in writing (including counterparts thereof), consents and directions, in form and substance satisfactory to the Offeror, removing the current SBT Trustees (other than the Administrator's Nominees) and replacing such individuals with the Sprott Nominees.".

  •
  The following definition is added immediately following the definition of "Special Resolutions Power of Attorney" in the "Glossary" section on page 81 of the Original Offer and Circular:

    " "Sprott Nominees" means Marc Faber, Sharon Ranson, John Wilson and Rosemary Zigrossi.".

  •
  The following Schedule "D" is added to the Original Offer and Circular:

        (remainder of page intentionally left blank)

 SCHEDULE D
CERTAIN ADDITIONAL INFORMATION REGARDING THE SPROTT NOMINEES

Name, Age, Citizenship and Municipality, Country of Residence	Principal Occupation or Employment	Business Address	Residential Address

Marc Faber 69 Switzerland Ampur Chaing Mai, Thailand	Managing Director of Marc Faber Ltd. (investment advisory and fund)	Marc Faber Ltd, Suite 801 The Workstation 43 Lyndhurst Terrace Central Hong Kong	32/3 soi 4 Lamphoon Road Chiang Mai 50,000 Thailand

Sharon Ranson 57 Canadian Toronto, Ontario, Canada	President of The Ranson Group Inc. (executive coaching and consulting services firm)	297 Inglewood Drive Toronto, Ontario, Canada M4T 1J2	297 Inglewood Drive Toronto, Ontario, Canada M4T 1J2

John Wilson 51 Canadian Toronto, Ontario, Canada	Chief Executive Officer of the Manager and SAM GP Inc., Co-Chief Investment Officer and Senior Portfolio Manager of the Manager	200 Bay Street Suite 2700 Toronto, Ontario, Canada M5J 2J1	75 Buckingham Ave Toronto, Ontario, Canada M4N 1R3

Rosemary Zigrossi 56 Canadian Toronto, Ontario, Canada	President, Odaamis Inc. (consulting services firm)	207 Riverside Dr. Toronto, Ontario, Canada M6S 4A8	207 Riverside Dr. Toronto, Ontario, Canada M6S 4A8

        Except as noted below, each of the foregoing individuals has held the same principal occupation for the previous five years.

  Marc Faber

        Dr. Marc Faber is the Managing Director of Marc Faber Ltd., an investment advisory and fund management firm. He also acts as a director of Ivanhoe Mines Ltd, an international mining company with operations focused on the Asia Pacific region, and as a director and advisor to a number of private investment funds. Dr. Faber publishes a widely read monthly investment newsletter entitled "The Gloom, Boom & Doom Report" and is the author of several books including "Tomorrow's Gold — Asia's Age of Discovery". He is a regular contributor to several leading financial publications around the world, including Barron's. Dr. Faber has over 36 years of experience in the finance industry, including acting as manager of an investment bank in the U.S. where he routinely performed financial analysis on a range of companies. Dr. Faber received his PhD in Economics magna cum laude from the University of Zurich. He is a member of the Institute of Corporate Directors.

  Sharon Ranson

        Sharon Ranson is President of The Ranson Group Inc., a company offering executive coaching and consulting services. Ms. Ranson has experience as a director on numerous corporate and not-for-profit boards and is currently a director of Sprott Inc. Previously, she was on the Board of Governors for CI Investments, and was a director of Bank West, Western Life, Western Financial Insurance and MEGA Brands (TSX:MB). Her current not-for-profit boards include the Advisory Board for the School of Business at Queen's University and The Children's Book Bank. Ms. Ranson was an Adjunct Professor for the Master of Finance program at Queen's University. Prior to founding her current business in 2002, Ms. Ranson spent over 20 years in the financial services industry in executive positions where she worked at both large and small firms. She was a top ranked Financial Services Analyst and Director with RBC Dominion Securities and was a senior Portfolio Manager with TAL (CIBC). Ms. Ranson is a Chartered Accountant and holds the ICD.D designation. She graduated from Queen's University with a Bachelor of Commerce and holds a Masters of Business Administration from York University.

  John Wilson

        John Wilson joined the Manager in January 2012 with over 25 years of investment and business experience. Previously, he was Chief Investment Officer at Cumberland Private Wealth Management. Prior to that, John founded DDX Capital Partners, an alternative investment management firm; was Managing Director at RBC Capital Markets; and previously, a Director at UBS Canada. John earned his Bachelor of Science in Electrical Engineering from Queen's University, and is an MBA graduate of The Wharton School, University of Pennsylvania.

  Rosemary Zigrossi

        Rosemary Zigrossi is a consultant to small to medium sized companies and to Promontory Financial Group Canada. As a consultant and former Director at Promontory, Ms. Zigrossi advises clients in the asset management and banking industries in the area of risk management, regulatory compliance and governance. Prior to joining Promontory Financial Group, Ms. Zigrossi was at the Ontario Teachers' Pension Plan for almost two decades where she held various roles including Vice President, Asset Mix and Risk; Vice President, Venture Capital, a program she initiated; and Controller, responsible for building the Investment Finance department. She has extensive experience with investments in venture- capital-backed companies and private equity and has served as a member of the board of directors for companies in various industries, including information technology, communications, health care and life sciences and renewable energy. Prior to joining Ontario Teachers' Pension Plan, Ms. Zigrossi was an Assistant Vice President at J.P. Morgan (Canada). Ms. Zigrossi serves on the boards of directors of the Business Development Bank, Russell Investments Corporate Class Inc. and the McMichael Canadian Art Collection. She is a member of the Investment Committee of Sustainable Development Technology Corporation and a past governor of Trent University. Ms. Zigrossi is a Chartered Accountant and CFA charter holder. She holds the ICD.D designation, graduated from the University of Toronto with a Bachelor of Commerce and attended the Harvard Business School's Program for Management Development.

        No Sprott Nominee controls or beneficially owns, directly or indirectly, or of record any SBT Units as of the date hereof.

        No Sprott Nominee has previously served as a SBT Trustee and each Sprott Nominee will be appointed to serve until the next annual meeting of SBT Unitholders.

        Marc Faber, Sharon Ranson and Rosemary Zigrossi are currently directors of Sprott Inc., another reporting issuer and the Manager's parent company. Each is an "independent" director of Sprott Inc. as determined in accordance with National Instrument 52-110 — Audit Committees. Mr. Faber is also a director of reporting issuers NovoGold Resources Inc. and Ivanhoe Mines Ltd.

Corporate Cease Trade Orders or Bankruptcies

        No Sprott Nominee is, or within the ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company that was subject to a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than thirty consecutive days issued while that person was acting in such capacity or issued thereafter but resulted from an event that occurred while that person was acting in such capacity.

        No Sprott Nominee is now, or within the ten years prior to the date hereof has been, a director or executive officer of any company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or became subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions and Personal Bankruptcies

        No Sprott Nominee has been subject to (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

        No Sprott Nominee has, during the ten years prior to the date hereof, been bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or has been subject to or instituted any proceedings, arrangement, or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

        The Offer and Circular contains all information regarding: (i) the SBT Units which are controlled or directed or which are owned beneficially, directly or indirectly, or of record by the Offeror (and its affiliates) as of the date hereof; (ii) the full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Offeror (and its affiliates) has a right to vote any SBT Units; (iii) the full particulars of any derivatives, hedges or other economic or voting interests (including short positions) relating to the Offeror's (and its affiliates') interest in SBT Units; and (iv) any other information relating to the Offeror (and its affiliates) that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of SBT Trustees pursuant to Securities Laws.

        (remainder of page intentionally left blank)

2.     Time for Deposit

        The Offer is open for deposits of SBT Units until 5:00 p.m. (Toronto time) on November 20, 2015, or such later time or times and date or dates to which the Offer may be extended from time to time by the Offeror, in accordance with Section 2 of the Offer, "Extension, Variation or Change of the Offer", unless the Offer is withdrawn by the Offeror. The Expiry Time may be subject to multiple extensions. If the Offeror elects or is required to extend the Expiry Time for the Offer, it will publicly announce the variation, the new expiration time and date no later than 9:00 a.m. (Toronto time) on the first business day after the previously scheduled expiration of the Offer and, if required by applicable Law, the Offeror will mail you a copy of the notice of variation.

3.     Manner of Acceptance

        SBT Units may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Offer, "Manner of Acceptance".

4.     Take-up of and Payment for Tendered SBT Units

        The Offeror will take-up and pay for Tendered SBT Units validly deposited under the Offer and not promptly withdrawn in the manner set forth in Section 6 of the Offer, "Take-up of and Payment for Tendered SBT Units".

5.     Withdrawal of Deposited SBT Units

        SBT Unitholders have the right to withdraw SBT Units deposited under the Offer in the manner set forth in Section 8 of the Offer, "Withdrawal of Deposited SBT Units".

6.     Consequential Amendments to the Original Offer and Circular and Letter of Transmittal

        The Original Offer and Circular and Letter of Transmittal shall be read together with this Notice of Variation and are hereby amended to the extent necessary in order to give effect to the amendments contemplated by, and the information contained in, this Notice of Variation.

        Except as otherwise set forth in or amended by this Notice of Variation, the terms and conditions of the Offer and the information in the Offer and Circular and the Letter of Transmittal continue to be applicable in all respects.

7.     Statutory Rights

        Securities legislation in the provinces and territories of Canada provides security holders of SBT with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. SBT Unitholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

8.     Approval

        The contents of the Offer and Circular have been approved and the sending thereof to SBT Unitholders has been authorized by the sole director of SAM Silver Bid GP, in its capacity as the general partner of the Offeror; and the board of directors of SAM GP Inc., in its capacity as the general partner of the Manager and in its capacity as the general partner of the manager of Sprott Physical Silver Trust.

 CERTIFICATE OF SPROTT ASSET MANAGEMENT SILVER BID LP

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 4, 2015

SPROTT ASSET MANAGEMENT SILVER BID GP INC., AS THE GENERAL PARTNER OF
SPROTT ASSET MANAGEMENT SILVER BID LP

(Signed) JOHN WILSON President	(Signed) STEVEN ROSTOWSKY Director

 CERTIFICATE OF SPROTT ASSET MANAGEMENT LP

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 4, 2015

SPROTT ASSET MANAGEMENT GP INC., AS THE GENERAL PARTNER OF
SPROTT ASSET MANAGEMENT LP

(Signed) JOHN WILSON Chief Executive Officer	(Signed) STEVEN ROSTOWSKY Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF SPROTT ASSET MANAGEMENT GP INC.
(Signed) JAMES R. FOX Director	(Signed) KIRSTIN H. MCTAGGART Director

 CERTIFICATE OF SPROTT PHYSICAL SILVER TRUST

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 4, 2015

SPROTT PHYSICAL SILVER TRUST
BY ITS MANAGER SPROTT ASSET MANAGEMENT LP
BY ITS GENERAL PARTNER, SPROTT ASSET MANAGEMENT GP INC.

(Signed) JOHN WILSON Chief Executive Officer	(Signed) STEVEN ROSTOWSKY Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF SPROTT ASSET MANAGEMENT GP INC.
(Signed) JAMES R. FOX Director	(Signed) KIRSTIN H. MCTAGGART Director

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

By Mail	By Registered Mail, Hand or by Courier
The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-888-518-6805

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

QuickLinks

  Exhibit 1.32
NOTICE TO SBT UNITHOLDERS IN THE UNITED STATES
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
INFORMATION CONCERNING SBT
NOTICE OF VARIATION
SCHEDULE D CERTAIN ADDITIONAL INFORMATION REGARDING THE SPROTT NOMINEES
CERTIFICATE OF SPROTT ASSET MANAGEMENT SILVER BID LP
CERTIFICATE OF SPROTT ASSET MANAGEMENT LP
CERTIFICATE OF SPROTT PHYSICAL SILVER TRUST